Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 30, 2013 relating to the financial statements of ADS Waste Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Jacksonville, Florida
November 1, 2013